Exhibit 99.1

CINEDIGM PAYS DOWN $3.5 MILLION OF PROSPECT CAPITAL CORP. TERM LOAN AND EXTENDS MATURITY OF BALANCE UNTIL MARCH 31, 2022

Strengthened Balance Sheet Continues to Support Cinedigm’s Streaming Asset Roll-up Acquisition Strategy

LOS ANGELES, CA / ACCESSWIRE / March 9, 2021 / Cinedigm (NASDAQ: CIDM) (“Cinedigm” or the “Company”), today announced that on March 4, 2021, Cinedigm DC Holdings, LLC, Access Digital Media, Inc., Access Digital Cinema Phase 2, Corp., Christie/AIX, Inc., Cinedigm Digital Funding I, LLC, and Prospect Capital Corporation entered into Amendment No. 3 to the Term Loan Agreement dated February 28, 2013. Under the Amendment, the maturity date of the loan under the Term Loan Agreement was extended to March 31, 2022. In connection with this Amendment, CDCH paid $3,500,000 to Prospect to reduce the outstanding principal amount of the Loan.

Gary Loffredo, President, Chief Operating Officer and General Counsel, said, “This paydown of our Prospect term loan for our legacy Digital Cinema Equipment business is the latest move in our aggressive efforts to reduce our debt and interest expense. After this paydown of $3.5 million, the loan balance on this debt will be $8.5 million. Total recourse debt for the Company, including the PPP loan, is now under $5 million following the full elimination of our Second Lien and Convertible Notes earlier in this fiscal year. Our balance sheet is stronger than ever and will help support the streaming asset roll-up strategy we have already been successfully executing over the past few months with the acquisitions of The Film Detective, Fandor, Screambox and Foundation TV, all of which will further propel streaming revenue and profit growth.”

About Cinedigm Corporation

For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world’s largest media, technology and retail companies.

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Press Contact for CIDM:

Jill Calcaterra

310-466-5135

jcalcaterra@cinedigm.com